As filed with the Securities and Exchange Commission on August 20, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American States Water Company

(Exact name of registrant as specified in its charter)

California	95-4676679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

630 East Foothill Boulevard
San Dimas, California, 91773
(909) 394-3600
(Address and telephone number of principal executive offices)

American States Water Company 2003 Non-Employee Directors Stock Plan
American States Water Company 2000 Stock Incentive Plan (as amended)

(Full title of the plans)

McClellan Harris III
Chief Financial Officer
American States Water Company
630 East Foothill Boulevard
San Dimas, California 91773
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (909) 394-3600

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of	Amount	offering	aggregate	Amount of
securities	to be	price	offering	registration
to be registered	registered(1)(2)	per unit(3)	price(3)	fee(3)

Common Shares, no par value
2000 Stock Incentive Plan	375,000	$25.48	$9,555,000	$773
2003 Non-Employee Directors Stock Plan	250,000	$25.48	$6,370,000	$515.33
Total	625,000	$25.48	$15,925,000	$1,288.33

(1)	This Registration Statement covers, in addition to the number of shares of Common Shares stated above, options and other rights to purchase or acquire the shares of Common Shares covered by the Prospectus and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights which by reason of certain events specified in the American States Water Company 2003 Non-Employee Directors Stock Plan and the American States Water Company 2000 Stock Incentive Plan (as amended) (collectively, the “Plans”) may become subject to the Plans.

(2)	Each share is accompanied by a Preferred Share Purchase Right pursuant to the Registrant’s Amended and Restated Rights Agreement dated January 25, 1999 with ChaseMellon Shareholder Services, L.L.C. as rights agent.

(3)	Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Shares on August 15, 2003, as reported on the New York Stock Exchange and published in The Wall Street Journal.

The Exhibit Index for this Registration Statement is at page 5.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

     The following documents of American States Water Company (the “Registrant”) filed with the Commission are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on April 8, 2003.

(b) The Registrant’s Quarterly Reports on Forms 10-Q for the fiscal quarter ended March 31, 2003, filed with the Commission on May 15, 2003, and the fiscal quarter ended June 30, 2003, filed with the Commission on August 14, 2003.

(c) Registrant’s Current Report on Form 8-K filed with the Commission on March 31, 2003.

(d) The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on August 20, 1998, and any amendment or report filed for the purpose of updating such description.

(e) The description of the Registrant’s Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A, filed with the Commission on August 20, 1998, and any other amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not Applicable.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     Section 317 of the General Corporation Law of California provides that a corporation has the power, and in some cases is required, to indemnify an agent, including a director or officer, who was or is a party or is threatened to be made a party to any proceeding, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances. Article VI of the Registrant’s Bylaws provides for the indemnification of directors, officers and agents as allowed by statute. In addition, the Registrant has purchased directors and officers insurance policies which provide insurance against certain liabilities for directors and officers.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

     See the attached Exhibit Index at page 10.

Item 9. Undertakings

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Dimas, State of California, on the 20th day of August, 2003.

AMERICAN STATES WATER COMPANY,
a California corporation

By:	/s/ MCCLELLAN HARRIS III

McClellan Harris III
Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Floyd E. Wicks and McClellan Harris III, and each of them individually, his/her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FLOYD E. WICKS Floyd E. Wicks	Director, President and Chief Executive Officer (Principal Executive Officer)	August 20, 2003

Signature	Title	Date

/s/ MCCLELLAN HARRIS III McClellan Harris III	Senior Vice President of Finance, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	August 20, 2003

/s/ JAMES L. ANDERSON James L. Anderson	Director	August 20, 2003

/s/ JEAN E. AEUR Jean E. Auer	Director	August 20, 2003

/s/ N.P. DODGE, JR. N.P. Dodge, Jr.	Director	August 20, 2003

/s/ ANNE M. HOLLOWAY Anne M. Holloway	Director	August 20, 2003

/s/ ROBERT F. KATHOL Robert F. Kathol	Director	August 20, 2003

Lloyd E. Ross	Director	August , 2003

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	2003 Non-Employee Directors Stock Plan.
4.2	2000 Stock Incentive Plan (as amended).
5	Opinion of O’Melveny & Myers LLP (opinion re legality).
23.1	Consent of PriceWaterhouseCoopers LLP.
23.2	Consent of Counsel (included in Exhibit 5).
24	Power of Attorney (included in this Registration Statement under “Signatures”).